UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 9, 2012

A. SCHULMAN, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3550 West Market Street, Akron, Ohio	44333
(Address of principal executive offices)	(Zip Code)

(330) 666-3751
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 9, 2012, A. Schulman, Inc. (“A. Schulman”), entered into a joint venture agreement (“Agreement”) with National Petrochemical Industrial Company (NATPET) of Jeddah, Saudi Arabia (“KSA”), a subsidiary of Alujain Corporation, a Saudi Stock Exchange listed company (SSE: 2170). A copy of the Agreement is attached hereto as Exhibit 99.1 and is incorporated by reference herein. The following description of the Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

The 50-50 venture formed by the Agreement, expected to be named NATPET-Schulman Engineering Plastic Compounds, will produce and globally sell polypropylene compounds. The venture is planning to build a polypropylene compounding plant in Yanbu, KSA, where production is expected to begin by the end of calendar-year 2014.

Under the terms of the Agreement, A. Schulman’s initial equity investment in the venture is approximately €11 million, or approximately $14 million. Initial project costs, including construction of the facility, infrastructure needs as well as working capital requirements are estimated to be approximately €55 million, or approximately $70 million based on current exchange rates. Beyond the initial equity investment by the partners, the joint venture intends to take advantage of various low-interest loan options provided by the Saudi Industrial Development Fund and other lending institutions.

A. Schulman also issued a press release announcing the NATPET-Schulman venture on June 11, 2012. A copy of the press release has been attached as Exhibit 99.2 to this Current Report and is incorporated by reference herein.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description

99.1	Agreement between A. Schulman, Inc. and National Petrochemical Industrial Company of Jeddah, Saudi Arabia dated June 9, 2012
99.2	Press Release dated June 11, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. Schulman, Inc.

By: /s/ David C. Minc
David C. Minc
Vice President, Chief Legal Officer and Secretary

Date: June 12, 2012